Ronald L. Shazer, MD, MBA

rshazer@gmail.com

September 11, 2015

Dear Ron,

We are pleased to offer you the position of Chief Medical Officer at TRACON Pharmaceuticals, Inc.   We anticipate that your start date will be no later than October 5, 2015.  The following are details of your offer:

Position:Chief Medical Officer

Reporting to:Charles Theuer, President & CEO

Compensation:Base Salary of $350,000 annually, paid twice per month in accordance with the Company’s standard payroll practices.  Eligibility for an annual, performance-based bonus targeted up to 30% of base salary (pro-rated as applicable for 2015), at the discretion of senior management and the Board of Directors of the Company.

On your first day of employment, you will be granted an option to purchase shares of our common stock at the fair market value on such date, such number to be calculated by converting a grant value of $1,000,000 into the number of options based on the Black-Scholes Valuation as determined in accordance with accounting guidance.  This option which will vest over four years (25% at the first anniversary of the grant date and monthly thereafter) in accordance with the provisions of the Company’s 2015 Equity Incentive Plan.

Additional:Services are required five (5) days per week.  You are entitled to all rights and benefits for which you are eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, 401k plan, bonus plans and other so-called "fringe" benefits) as the Company shall make available to its employees from time to time, provided that you meet any required employee contribution(s).

8910 University Center Lane Ÿ Suite 700 Ÿ San Diego, California 92122 Ÿ P: 858.550.0780 Ÿ F: 858.550.0786 Ÿ URL:

Fifteen (15) days paid vacation annually (pro-rated as applicable for 2015).

You will be eligible to participate in the Company’s Severance Plan, pursuant to which you will be eligible for nine months of severance in the event of a specified and qualifying involuntary termination of employment (as defined in the Severance Plan).  Your eligibility for any such severance benefits are subject to the terms and conditions of the Severance Plan and Severance Agreement (the Severance Plan and form of your Severance Agreement will be separately provided to you).  You must execute the Severance Agreement in order to be eligible to participate in the Severance Plan and such eligibility will commence only after your start date of employment and only after you have delivered the signed Severance Agreement to the Company.

Your employment shall be on an at-will basis and will be subject to, and you will be required to sign, (a) the Company’s employment manual and (b) a non-solicitation, nondisclosure and developments agreement.

Ron, your experience and accomplishments will be a strong addition to TRACON Pharmaceuticals.

Welcome aboard!

Best,

/s/ Charles Theuer, MD, PhD.

Charles Theuer, MD, PhD.

President and CEO

TRACON Pharmaceuticals, Inc.

If the foregoing terms of employment, which represent the sum total of our offer, are acceptable to you, please so indicate by countersigning and dating the attached copy of this Letter in the space provided and returning a copy to Arlene Bolz no later than September 14, 2015

/s/ Ronald L. Shazer                    September 14, 2015

Ronald L. Shazer             DATE

8910 University Center Lane Ÿ Suite 700 Ÿ San Diego, California 92122 Ÿ P: 858.550.0780 Ÿ F: 858.550.0786 Ÿ URL: